Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:29 PM 08/16/2023
FILED 05:29 PM 08/16/2023
SR 20233270311 - File Number 7626648

CERTIFICATE OF FORMATION

OF

CENTRAL RORO, LLC

THE UNDERSIGNED, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code, as amended, does hereby certify as follows:

l. Name. The name of the limited liability company formed hereby is Central RoRo, LLC (the “Company”).

2. Registered Office and Agent. The address of the registered office of the Company in the State of Delaware is 108 W. 13th Street, Suite 100, Wilmington, Delaware 19801 in the County of New Castle. The name of the registered agent of the Company at such address is Vcorp Agent Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 16th day of August 2023.

By:	/s/ Jordan Taylor
Name:	Jordan Taylor
Title:	Authorized Person